US PREMIUM MASTER SERVICE AGREEMENT

Dated: 17th January 2006.

CUSTOMER DETAILS
Title	Given Name:		Surname:

Business Name: New Motion, Inc.			Tax ID: 202582952
Business Address: 42 Corporate Park, Suite 250			State of Registration: Delaware
Irvine	CA	92606	Business Phone: 949-777-3700
	State:	Post Code:	Business Fax: 949-777-3707
Postal Address:			Mobile Number:

E-Mail: allan@newmotioninc.com
	State:	Post Code:	Web Address:
Mobile Messenger Account Manager:

TECHNICAL CONTACT DETAILS
Name:	EMAIL	NOTIFY OF OUTAGE
Brian Singleton	brian@newmotioninc.com	☒YES ☐NO
Kalpesh Trivedi	kalpesh@newmotioninc.com	☒YES ☐NO

YOUR PAYMENT DETAILS
Preferred Payment Method: ☐ Check ☒ EFT

Contact Name for Remittance Advice: Allan Legator
Bank BSB Account Number Wells Fargo

AGREEMENT
I/We have read, understood and agree to the Terms and Conditions as per the attached and to all relevant industry and legal legislation and regulation, and agree to pay the fees and charges as per this master agreement.

SIGNATURE: /s/ Allan Legator	DATE: 1 | 18 | 06

RETURN OR FAX FORM WITH PAYMENT TO:
MOBILE MESSENGER AMERICAS PTY LTD ABN 73 113 948 959
Level 1 225 Miller St North Sydney NSW 2060
PH: 61 2 9900 3600 FX: 61 2 990 3602
E.     accounts@mobilemessenger.com.au      W.     www.mobilemessenger.com.au

TERMS AND CONDITIONS

BACKGROUND:

A.
Mobile Messenger is a wireless media, marketing and infrastructure company focused on building and implementing effective properties that engage customers on wireless devices. Mobile Messenger creates contextual marketing opportunities in the mobile environment and provides complete solutions for the development, deployment, targeting and tracking of promotional campaigns on emerging mobile platforms

B.
Customer wishes to obtain, and Mobile Messenger is willing to provide, such services on the basis of and subject to the Terms and Conditions of this Master Services Agreement and of Addenda entered into under it.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	Definitions and Interpretation

1.1	The following Definitions shall apply to these Terms and Conditions:

1.1.1
“Allocated Number” means any specific telephone or text number or code (such as a short code) to be entered by End-users, allocated to the Customer for the Services, either dedicated to the Customer or to be shared with one or more other customers;

1.1.2
“Commencement Date” means the earlier of the date when (a) complete provisioning details are provided by Mobile Messenger to Customer in respect of the Services, and (b) the relevant Services commence to be provided;

1.1.3	“Customer Rights” means all Intellectual Property Rights owned by Customer in relation to Customer Content;

1.1.4	“Customer Content” means any information provided by or on behalf of the Customer for transmission by Mobile Messenger as part of the Services;

1.1.5
“Customer Data” means any personal data (a) comprised in or relating to any message, (b) which is provided by the Customer or any of its direct or indirect customers, or (c) in respect of MO, from any End-user;

1.1.6	“End-user” means any user of the relevant Network Operator’s mobile network;

1.1.7
 “Intellectual Property Rights” means all copyright (Including but not limited to rights in computer software), patents, trademarks, trade names, trade secrets, registered and unregistered design rights, database rights and topography rights, all rights to bring an action for passing off, any other similar form of intellectual property or proprietary rights, statutory or otherwise, whether registrable or not and shall Include applications for any of them, all rights to apply for protection in respect of any of the above rights and all other forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

1.1.8	“Mobile Messenger Data” means data, excluding Customer Data, which is provided or generated in the course of Mobile Messenger’s provision of the Services;

1.1.9
 “Mobile Messenger Rights” means all Intellectual Property Rights owned by Mobile Messenger, Including but not limited to those Intellectual Property Rights involved in any aspect of the Services, the Platform or any device, software or data used in connection therewith, Including without limitation the Mobile Messenger Data, but excluding Customer Data;

1.1.10	“MO” (or “Mobile Originated”) means a message received by Mobile Messenger from a Network Operator (such as, without limitation, a mobile-originated SMS);

1.1.11	“MT” (or “Mobile Terminated”) means a message sent by Mobile Messenger from the Platform to a Network Operator’s mobile network;

1.1.12	“Network Operator” means a mobile network operator which is directly or indirectly engaged in the performance of any of the Services;

1.1.13
“personal data” bears the meaning attributed to that phrase in the European Union Data Protection Directive 95/46/EC (“Directive”) and consistent with the privacy standards of the Safe Harbor Privacy Principles framework of the United States Department of Commerce (“Principles”) or any successor or supplement to the Principles or equivalent national implementation thereof;

1.1.14
“Platform” means the mobile application services platform, and associated systems and network connections, owned and operated by Mobile Messenger or by suppliers or partners of Mobile Messenger, which is used to provide the Services;

1.1.15	“Protocol Specification” means the protocols to be used by the Customer in order to access the Services, as notified by Mobile Messenger to the Customer from time to time;

1.1.16	“Premium Rate Message” means MO Premium Rate Message and MT Premium Rate Message, as defined in the PSMS Terms and Conditions, and either of them;

1.1.17	“PSMS Terms and Conditions” means the Premium SMS Terms and Conditions specified in Schedule 2;

1.1.18
“Regulator” means any relevant regulatory agency or other authority which has lawful authority to the regulate the Services or any part thereof, Including, without limitation, (a) in relation to Premium Rate Messages in the United Kingdom, the Independent Committee for the Supervision of Standards of Telephone Information Services and/or ICSTIS Limited in the United Kingdom, (b) the relevant Data Protection Authorities in the country where the Customer markets or provides its Services, (c) any Regulator identified in an Addendum, and (d) any other body or person having regulatory jurisdiction over the Services or any party thereof;

1.1.19	“Revenue Share Payment” (or “Outpayment”) means a payment from Mobile Messenger to Customer in the amount specified in an Addendum;

1.1.20	“Rights” means the Customer Rights and the Mobile Messenger Rights, respectively;

1.1.21	“Service” and “Services” mean managed mobile infrastructure services and/or other services of Mobile Messenger defined in the relevant Service Specifications;

1.1.22	“Service Addendum” means an Addendum specifying Services and other matters pertaining to those Services;

1.1.23	“Service Interface” means the method to be used by the Customer to connect to the Platform;

1.1.24
“Service Specifications” means Mobile Messenger’s documentation detailing the features of Mobile Messenger’s services, as such Service Specifications may be specified in an Addendum, and as they may be updated by Mobile Messenger from time to time;

1.1.25	“Subcontractor” means any client or other third party with which the Customer contracts to provide any or all of the Services;

1.1.26	“Tax” means any tax relating to the sale or supply of the Services Including, without limitation, value added tax, sales taxes, gross receipts taxes, and any regulatory surcharges;

1.1.27	“Term” means the duration of this Master Services Agreement, as specified in Clause 13, save as earlier terminated in accordance with the provisions of these Terms and Conditions; and

1.1.28	“Terms and Conditions” means the provisions of this Master Services Agreement, together with each of its Schedules and each Addendum entered into under it.

1.2	References in these Terms and Conditions to “Mobile Messenger” and “Customer” shall Include their respective employees, agents, sub-contractors, consultants and permitted assigns.

1.3	Headings are Included in these Terms and Conditions for ease of reference only and shall not affect the interpretation or construction of these Terms and Conditions.

1.4	Unless the context otherwise requires, the singular Includes a reference to the plural and vice versa.

1.5
Words and phrases defined in any part of these Terms and Conditions, being these operative provisions, its Schedules and the relevant Service Addendum, shall bear that meaning throughout the other parts of this Agreement, save to the extent otherwise expressly provided therein.

1.6	References to Clauses and Paragraphs are, unless otherwise provided, references to the clauses and paragraphs of, these Terms and Conditions and paragraphs of the Schedules.

1.7	Unless the context otherwise requires, any reference in these Terms and Conditions to any specific statute shall Include a reference to any modification or re-enactment thereof.

2	The Services and the Addenda

2.1
In consideration of the Customer satisfying its obligations under these Terms and Conditions, Mobile Messenger shall provide the Services in accordance with these Terms and Conditions from the Commencement Date until:

(a)	the end of the term for those Services specified in the relevant Addendum; or

(b)	these Terms and Conditions as they relate to those Services are terminated in accordance with these Terms and Conditions;

(c)	the Term expires; or

(d)	these Terms and Conditions are terminated in their entirety, whichever occurs first.

2.2	The Customer may request additional or amended services by completing a Service Addendum.

2.3	Each Addendum which is accepted, agreed and executed by the Customer and Mobile Messenger will form part of these Terms and Conditions.

2.4	Where an Addendum specifies Premium SMS Services are being taken by the Customer, then the PSMS Terms and Conditions shall apply thereto.

2.5	The Customer acknowledges and agrees that:

(a)
the Services, and the terms and conditions which govern any of them (Including, without limitation, the PSMS Terms and Conditions), shall be subject to changes resulting from changes made by the relevant Network Operator to the corresponding services provided by the Network Operator to Mobile Messenger or the terms and conditions which govern such corresponding services; and

(b)	in the event that any such change is made which has any effect upon the rights and obligations of the parties under these Terms and Conditions, then:

(i)	such change shall be deemed automatically to bind the Customer; and

(ii)
Mobile Messenger will use its reasonable endeavours to notify Customer of the relevant changes as soon as is reasonably practicable, provided that the Customer shall be entitled by no less than thirty days’ notice in writing to Mobile Messenger to terminate any Addendum directly affected by the relevant change in the event that such change has a materially adverse commercial effect upon the Customer’s business.

2.6
Mobile Messenger acknowledges that the Customer shall be entitled to provide the Services to its Subcontractors, subject to Customer’s compliance with all of its obligations under these Terms and Conditions, and that Customer shall require its Subcontractors to agree to and comply with the terms and conditions of these Terms and Conditions. Such terms and conditions may be Incorporated into a separate subcontractor agreement, provided however that the form of such subcontractor agreement shall be subject to prior review and approval of Mobile Messenger.

2.7
To the extent of any conflict or Inconsistency between a Service Addendum and the operative provisions of these Terms and Conditions, the Addendum shall take precedence in respect of the Services and other matters which are the subject of that, Addendum. Each individual Addendum shall be separate and discrete and shall relate only to the Services which are the subject of it, and accordingly the contents of any individual Addendum shall not affect the content of any other Addendum or the Services which are the subject of any other Addendum, save only as may be expressly provided in one or more of the Addenda.

3	Customer Commitments

3.1	The Customer warrants and undertakes to Mobile Messenger as follows:

(a)	at all times to conform to the protocol specification for the relevant Service Interface as provided to the Customer by Mobile Messenger from time to time;

(b)	to attempt to connect only to the Service Interface specified for Customer’s Services and using only the names and passwords notified to them by Mobile Messenger from time to time;

(c)
to designate at least 2 weeks prior to the .Commencement Date such employees of the Customer as may be required to act as technical coordinators and Mobile Messenger’s contact points in order to coordinate delivery of the Services;

(d)	to ensure that the technical co-ordinators and other staff of the Customer follow the service administration and fault reporting procedures provided to Customer by Mobile Messenger from time to time;

(e)
to accept responsibility for, and pay in accordance with these Terms and Conditions, Mobile Messenger’s charges, as specified in accordance with Clause 5.1, arising from the submission by the Customer to Mobile Messenger of messages for delivery to any mobile phone number (Including, without limitation, any invalid mobile phone number);

(f)
to supply complete and accurate instructions, Customer Content and Customer Data to Mobile Messenger sufficient for the performance of the relevant Services, in accordance with such timescales as Mobile Messenger may reasonably require;

(g)	where the Services Include any Premium SMS services, to ensure that the PSMS Terms and Conditions are complied with in respect of all such services and messages;

(h)
that neither the Customer Content nor the Customer Data or its supply to or use by Mobile Messenger or any End-user shall infringe the rights of any third parties or any laws or regulations, Including, without limitation, any and all applicable laws and rules governing messaging services and customer information privacy, Including customer proprietary network information, in any country where any message is originated, delivered or in respect of which any of the Services are performed and, where the Services are used for the provision of services to End-users within the European Economic Area, the European Union (EU) Data Protection Directive (95/46/EC), the EU Directive on Privacy and Electronic Communications (2002/58/EC), the EU Electronic Commerce Directive (00/31/EC) and the EU Distance Selling Directive (97/7/EC), and any national implementations thereof;

(i)	to ensure that the Services are used for proper and lawful purposes only and in accordance with such instructions as Mobile Messenger may from time to time notify to the Customer; and

(j)	at its own expense, to comply with all requirements and conditions at any time imposed by law or regulation which are applicable to or affect the Services or the conduct of the Customer’s business.

3.2	Without limiting Clause 3.1 above, the Customer undertakes not to use the Services or permit the Services to be used:

(a)	for sending any communication which is defamatory, offensive or abusive or of an obscene or menacing nature;

(b)	for the persistent sending of messages without a reasonable cause or for the purpose of causing annoyance, Inconvenience or distress to any person;

(c)	in any way that contravenes applicable law or regulation in any country where the Services are marketed or provided;

(d)	in any way that may have a detrimental effect to the goodwill and good standing of any of the relevant Network Operators; or

(e)	for the sending of unsolicited messages.

3.3	Mobile Messenger may request:

(a)	evidence from the Customer of compliance with Clauses 3.1 and 3.2 above, and

(b)
the provision by the Customer of reasonable volume forecasts, customer support information and information concerning new services to be provided by means of the Services, and the Customer agrees to comply with any such request as soon as reasonably practicable, and with such degree of detail as Mobile Messenger may require on the condition that any forecasts given will not be contractually binding and/or oblige the Customer to purchase and/or order the Services, save as may be provided in the relevant Addendum.

3.4
The Customer acknowledges that the Network Operators have a base of End-users across all age groups. Customer shall be responsible for the Services delivered to End-users and shall take all appropriate measures to ensure that the content of each of the Services is not inappropriate for the End-user.

3.5	The Customer also acknowledges that:

(a)	an Allocated Number may be similar to another number or code; and

(b)	Mobile Messenger shall under no circumstances have any responsibility or liability in the event that any End-users mistakenly send messages to an Allocated Number instead of another number or code.

4	Compliance and Regulators

4.1	The Customer agrees:

(a)
to comply, and to ensure that all of the Customer Content and all use of the Services complies, in all respects, with all regulations, directions, codes of practice and other rules and guidelines, mandatory or otherwise, promulgated from time to time by Regulators (collectively, “Codes”) Including, without limitation, those of the Mobile Marketing Association (available at www.mmaglobal.com);

(b)	to ensure that all advertising of the Services complies with applicable advertising laws, standards, regulations and codes;

(c)
to provide Mobile Messenger with, and notify Mobile Messenger of any subsequent changes to, the name, address and contact telephone number of any Subcontractor, together with any Allocated Numbers allocated to such Subcontractors;

(d)
that where Mobile Messenger is advised in writing by a Regulator that the Customer is or has been in breach of any Code, Customer shall immediately comply with any request from Mobile Messenger to cease the breaching activity and shall comply with any directive or order of the Regulator;

(e)
to provide all reasonable assistance to Mobile Messenger in connection with Mobile Messenger’s compliance with any requirements or conditions which are at any time imposed by law or any Regulator which are applicable to or affect the Services.

(f)
to provide the Regulator with such information or material relating to the Services or a future service as the Regulator may reasonably request in order to carry out any investigation in connection with (i) the Services or (ii) Customer’s relationship with Mobile Messenger or with a Subcontractor.

4.2	In the event that any Network Operator or Regulator:

(a)
advises Mobile Messenger that the Customer is or has been in breach of any of the Codes, Mobile Messenger shall be entitled to act on any request, recommendation, order or directive by such Network Operator or Regulator to withhold any sums payable to the Customer until the Customer pays to the Network Operator or Regulator (as the case may be) all sums due for payment of fines, penalties, administrative charges or other sums payable to the Network Operator or Regulator or to one or more End-users by reason of an order of a Regulator, and Mobile Messenger shall be entitled to pay the same out of the monies withheld; or

(b)
makes a charge, fine, penalty or debit against Mobile Messenger, or any deduction from of sums otherwise payable to Mobile Messenger for one or more actual or alleged events the liability for which (if proven) would have arisen out of a breach of Clause 3.1 or 3.2 above or constituted a breach of any of the Codes, then Mobile Messenger shall be entitled to recover from the Customer the amount thereof, plus any costs or expenses Incurred by Mobile Messenger in connection with the Incurring of such liability or the relevant charge, fine, penalty, debit or deduction.

5	Price, Payment and Currency

5.1
The charges for the Services shall be as set out in the relevant Addendum, as adjusted from time to time pursuant to this Clause 10. In the event that an Addendum does not refer to any specific pricing, the Services shall be performed at Mobile Messenger’s then current standard charges, which Mobile Messenger will provide to the Customer upon request.

5.2	Mobile Messenger shall be entitled to change the pricing which applies to Services by:

(a)	30 days’ notice in writing to the Customer, or

(b)	such other period of notice as may be specified in the relevant Addendum, (a “Price Change Notice”).

In the event that a Price Change Notice is given to the Customer, the Customer shall have the rights of termination specified in Clause 12.3(b)(ii) below. Any messages sent on or after the date when such a Price Change Notice takes effect shall be charged at the pricing specified in that Price Change Notice.

5.3	Where an Addendum specifies that the Customer is to pre-pay charges to Mobile Messenger for Services, then:

(a)	the Customer shall make such payments by the time specified therefor in such Addendum;

(b)
Mobile Messenger will set-off such pre-paid charges against the charges otherwise payable by the Customer for the Services in question, and any other amounts payable by the Customer under these Terms and Conditions, and report monthly to the Customer, showing a reconciliation of the pre-paid charges against such fees and amounts;

(c)
pre-paid charges will not be refundable, notwithstanding that Services have not been provided to the Customer, over any period to which the pre-paid charges are stated to apply, except where the Services were not provided to Customer solely due to the material breach by Mobile Messenger of the terms of these Terms and Conditions.

(d)
in the event that Mobile Messenger’s charges attributable to the Services which are the subject of such pre-paid charges are equivalent to or exceed the amount for which pre-payment has been received from the Customer, then Mobile Messenger shall be entitled to suspend provision of the relevant Services until further payment has been received from the Customer in an amount specified by Mobile Messenger.

5.4	All amounts payable under these Terms and Conditions are exclusive of any Tax that may be applicable to the Services. The Customer will be responsible for payment of all such Taxes.

5.5
All charges or Outpayments for the Services shall be calculated by reference to data recorded by (a) Network Operators, in respect of Premium Rate Messages, and (b) Mobile Messenger, in relation to other messages.

5.6
Upon thirty (30) days’ written notice, the Customer may, by appointment during normal business hours, inspect the records held by Mobile Messenger reasonably related to the calculation of charges and Outpayments, for the purpose of verifying charges and Outpayments under these Terms and Conditions. If a discrepancy is found then such discrepancy shall be corrected within 30 days of the inspection. Unless a discrepancy to the Customer’s disadvantage of at least $500 is found in an inspection, then the Customer shall not be entitled to conduct another inspection under this Clause 5.6 until at least six months has elapsed from the end of the inspection in question.

5.7	In relation to messages where the relevant Addendum specifies charges for messages, such charges shall be Incurred:

(a)
for MT messages, following the submission by the Customer of a message to the Platform through the Service Interface; provided that a charge will not be Incurred where a submission properly made according to the Protocol Specification is not correctly transmitted by Mobile Messenger to the relevant Network Operator for delivery;

(b)	for MO messages, where the message is properly made available for receipt by the Customer through the Service Interface.

5.8	Where an invoice is issued for sums payable to Mobile Messenger by the Customer:

(a)	such sums shall be paid by the Customer within 15 days of the date of Mobile Messenger’s invoice; and

(b)	unless otherwise specified in the relevant Addendum, Mobile Messenger will issue such invoices to the Customer on a monthly basis.

5.9	Unless otherwise expressly agreed in writing between the parties;

(a)	all payments of charges by the Customer to Mobile Messenger and other transfers of funds between the parties required shall be made by bank transfer, and

(b)
all charges and fees relating to such transfers (Including, without limitation, those levied by the paying and payee bank or other financial institution) will be borne by the Customer; Mobile Messenger will Include the amount of such charges and fees in invoices and statements issued to the Customer under these Terms and Conditions.

5.10	Where Outpayments are specified in an Addendum and are due to Customer, Customer shall be paid as follows:-

(a)	Mobile Messenger will notify Customer monthly in writing of the Outpayments due to the Customer, as calculated in accordance with the relevant Addendum, based on reports from Network Operators;

(b)	Customer shall invoice Mobile Messenger for the amounts of the Outpayments which are thus notified by Mobile Messenger; and

(c)
Mobile Messenger will make payment to the Customer of the relevant Outpayment amounts, subject to Clauses 5.11 and 5.12 below, 15 days after receiving payment from the relevant Network Operators for the Premium Rate Messages in respect of which the Outpayments are payable. Mobile Messenger will use its reasonable endeavors to obtain timely payment of such sums by such Network Operators.

5.11
Where Mobile Messenger owes to the Customer any sums, or holds any sums on its behalf (Including, without limitation, pre-paid charges referred to in Clause 5.3 above), then Mobile Messenger shall be entitled to set off against any such sums any amounts owed to Mobile Messenger by, or which Mobile Messenger is entitled to recover from or credit against, the Customer under or in connection with any Addendum or these Terms and Conditions.

5.12
Where Mobile Messenger is due to make any payment to the Customer under these Terms and Conditions, Mobile Messenger shall be entitled, but not obliged, to retain such amounts and pay them to the Customer only once they exceed $1,500.00 US (one thousand five hundred dollars).

5.13
If an End-user contacts Mobile Messenger in relation to the Services Mobile Messenger shall redirect or transfer such End-user to the support facilities of Customer, or, if such a transfer is not, in Mobile Messenger’s opinion, reasonably practicable, for any reason (Including, without limitation, by reason of any unwillingness by the End-user to be redirected to the Customer), then Mobile Messenger may itself provide an initial response to the query or complaint. Where Mobile Messenger receives more than 20 such contacts from End-users in any 7 day period, Mobile Messenger shall have the right to charge the Customer the sum of $10.00 in respect of each individual telephone or other contact made by an End-user with Mobile Messenger or any agent of Mobile Messenger, save where (a) the proximate cause of the End-user making such contact is a breach of these Terms and Conditions, or a failure of the Services to perform in accordance with the Service Specifications, for which Mobile Messenger is responsible, or (b) the End-user’s requirement to make contact with Mobile Messenger results either from (i) a failure on the part of Mobile Messenger to submit to the relevant Network Operator a Customer Care Form previously provided by the Customer containing the Customer’s relevant contact information, or (ii) a failure of the relevant Network Operator to provide that contact information. Mobile Messenger does not warrant that any response it gives to End-users as provided in this Clause will be appropriate to the Services, or would be similar to the response which the Customer would give.

5.14
If any Network Operator makes a charge to or deduction from payments due to Mobile Messenger for calls made to such Network Operator by any End-Users, then Mobile Messenger shall be entitled to recover the amount of any such charges or deductions.

5.15
In the event that any payment due under these Terms and Conditions is not paid on the due date for payment then the creditor party shall be entitled to charge interest thereon at the rate of three percent per annum over the then-current base rate of the Chase Manhattan Bank, New York from time to time from the date payment becomes due until payment in full. Such interest shall accrue daily.

5.16
If the pricing for Services in an Addendum is expressed in a currency other than United State dollars, then, in respect of that Addendum only, sums expressed in these Terms and Conditions in United States dollars shall be converted into that currency using the applicable exchange rate for sale of U.S. dollars listed by the foreign exchange desk of the Chase Manhattan Bank, New York for the business day immediately preceding the day upon which each payment is due to be paid. If no such rate is stated, then the rate shall be the exchange rate published by the Wall Street Journal for the business day immediately preceding the day upon which each payment is due to be paid.

5.17	Obligations under this Clause 5, other than under Clause 5.12, shall survive any termination of these Terms and Conditions.

6	Confidentiality

6.1
For the purpose of these Terms and Conditions, “Confidential Information” shall mean all Intellectual Property Rights, drawings, software, data, specifications, processes, testing procedures, customer information, financial information, product and services information and all other technical, business and other information and material relating or belonging to a party or its customers and any other information designated as Confidential Information by a party which is obtained by either party in relation to the other, either directly or indirectly.

6.2	Confidential Information shall not Include:

(a)	information which was in the public domain at the time of disclosure;

(b)	information which, though originally Confidential Information, subsequently falls into the public domain other than as a result of any breach of this Clause or any other duty of confidentiality;

(c)	information received by a party from a third party, or already known by such party, without any breach of this Clause or any obligation of confidentiality;

(d)	information that is trivial or obvious; and

(e)
information that is required to be disclosed by a government body or court of competent jurisdiction or by operation of law or in order to comply with the rules of a recognized stock exchange., but only to the extent so required.

6.3
Each party hereby agrees, other than as permitted by these Terms and Conditions, to keep the Confidential Information of the other in complete confidence and not to disclose the same to any third parties (except as set out above), nor use it for any purposes other than for the performance of its duties under these Terms and Conditions (the “Specific Purposes”). Either party may disclose the Confidential Information of the other to its employees but only to the extent reasonably necessary for the Specific Purposes and subject to the recipient being subject to obligations of confidentiality relating to that Confidential Information no less stringent than the requirements of this Clause. Each party hereby agrees to use reasonable endeavours to ensure that all such employees do not disclose Confidential Information of the other party to third parties or use the same otherwise than as reasonably required for the Specific Purposes. The provisions of this Clause shall continue in full force and effect notwithstanding the termination of these Terms and Conditions for any reason whatsoever.

7	Warranties / Liability

7.1
Mobile Messenger warrants that the Services will be performed with reasonable care and skill with the objective of meeting the requirements of these Terms and Conditions, Including (without limitation) the Service Specifications and the Service Level Agreement.

7.2
Mobile Messenger shall have no obligation, duty or liability whatsoever in contract, tort (Including negligence, breach of statutory duty and any other tort) or otherwise, except as otherwise expressly provided in these Terms and Conditions.

7.3	Nothing in these Terms and Conditions shall exclude or restrict Mobile Messenger’s or the Customer’s liability for death or personal injury resulting from their respective negligence.

7.4
LIMITATION OF LIABILITY. NEITHER MOBILE MESSENGER NOR ANYONE ELSE INVOLVED IN CREATING, PRODUCING, DELIVERING, INSTALLING, SUPPORTING, SUSPENDING OR TERMINATING THE USE OF ANY SERVICE OR SOFTWARE SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THESE TERMS AND CONDITIONS OR USE OF MOBILE MESSENGER SERVICE, OR INABILITY TO USE MOBILE MESSENGER SERVICE, OR ARISING OUT OF BREACH OF ANY WARRANTY OR SERVICE LEVEL ASSURANCE, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, BUSINESS INTERRUPTION OR LOSS OF BUSINESS INFORMATION, OR LOSS OF TECHNOLOGY RIGHTS, EVEN IF SUCH PERSON OR ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MOBILE MESSENGER SHALL IN ADDITION HAVE NO RESPONSIBILITY OF ANY KIND FOR TRANSMISSION ERRORS IN, CORRUPTION OF, OR THE SECURITY OF CUSTOMER’S INFORMATION CARRIED OVER WIRELINE OR WIRELESS TELECOMMUNICATIONS PROVIDERS’ FACILITIES AND NETWORKS. MOBILE MESSENGER SHALL IN ADDITION HAVE NO RESPONSIBILITY FOR THE SELECTION, RETENTION, OR ACTS AND OMISSIONS OF, THIRD PARTIES IN CONNECTION WITH THE SERVICE, INCLUDING THOSE WITH WHOM MOBILE MESSENGER MAY CONTRACT TO OPERATE THE MOBILE MESSENGER SERVICE. REGARDLESS OF THE CAUSE OR THE FORM OF ACTION, MOBILE MESSENGER’ AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATED TO THESE TERMS AND CONDITIONS SHALL NOT EXCEED THE TOTAL AMOUNTS PAYABLE BY CUSTOMER THEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

7.5
Disclaimer. THE MOBILE MESSENGER NETWORK AND SERVICES ARE PROVIDED “AS IS” AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER. MOBILE MESSENGER DISCLAIMS ALL WARRANTEES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THIRD PARTY RIGHTS.

7.6
Mobile Messenger shall have no liability to the Customer or any other person for or in respect of any Customer Content, Customer Data or instructions supplied by the Customer which are Incomplete, Incorrect, inaccurate, illegible, out of sequence or in the wrong form, or arising from their late arrival or non-arrival, or any other act or omission of the Customer.

7.7	Mobile Messenger will use reasonable endeavours to meet any dates agreed between the parties in writing for the commencement of the Services.

7.8
If Mobile Messenger shall fail to meet any service level or other requirement specified in the Service Level Agreement, then Mobile Messenger’s entire liability, and the Customer’s entire remedy, shall be (a) for Mobile Messenger to use reasonable endeavours to correct such failure in future deliveries of the affected Services; and (b) termination of the relevant Service Addendum and the Services provided thereunder, subject to and in accordance with the Service Level Agreement and Clause 12.3(b) below.

7.9	The provisions of this Clause 7 shall survive the termination or expiration of these Terms and Conditions.

8	Intellectual Property Rights

8.1
Ownership of all Mobile Messenger Rights shall vest in and remain with Mobile Messenger. Mobile Messenger does not by these Terms and Conditions grant Customer any right, title, license or interest in or to any Mobile Messenger software or documentation, or in any related patents, copyrights, trade secrets or other proprietary intellectual property. Customer shall acquire no rights of any kind in or to any Mobile Messenger trademark, service mark, trade name, logo or product or service designation under which Mobile Messenger’ products or services were or are marketed (whether or not registered) and shall not use same for any reason except as expressly authorized in writing by Mobile Messenger prior to such use, but in no event for a period longer than the term of these Terms and Conditions.

8.2
Notwithstanding the foregoing, Mobile Messenger shall license to the Customer for the term of these Terms and Conditions only such use of Mobile Messenger Rights as is directly and unavoidably required by the Customer to use the Services (Including any documentation or software which Mobile Messenger makes available to the Customer for use pursuant to these Terms and Conditions).

8.3	The Customer shall license to Mobile Messenger the Customer Rights in order that Mobile Messenger is enabled to provide the Services in accordance with these Terms and Conditions.

8.4
Any license granted under this Clause 8 shall be non-transferable, non-sublicensable, non-exclusive and royalty-free and shall be limited to the Term in respect of the Services to which the license relates and shall be granted only for the purpose of fulfilling the respective party’s rights and obligations under these Terms and Conditions.

8.5	Each party warrants to the other that it is the owner of its respective Rights or is entitled to license the respective Rights as provided under Clauses 8.2 or 8.3, as applicable.

8.6	Neither party shall reverse engineer, decompile or disassemble any software comprised in the other party’s Rights.

Non-solicitation of Employees

Both parties agree, during the Term and for a period of six (6) months thereafter, not directly or indirectly (other than by general advertising) to solicit employ or engage, or endeavour to do so, any employees of, or any contractors used by the other party in the performance of its obligations under these Terms and Conditions without the prior written consent of the other party.

10	Non-assignability and Third Party Rights

10.1
This Agreement and the Customer’s rights and obligations under this Agreement shall not be assigned by Customer or by operation of law or otherwise, without the prior written consent of Mobile Messenger. Without limitation, Mobile Messenger may withhold such consent if Customer seeks to assign this Agreement or any of them to an assignee who is not creditworthy, or who is a direct competitor of Mobile Messenger, or who is an infringer of Mobile Messenger’ intellectual property or an opponent of Mobile Messenger in litigation, arbitration, administrative proceedings, or other contested proceedings, or if the assignment would have a material adverse effect on Mobile Messenger, in Mobile Messenger’ reasonable judgment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Customer may not in any way sell, lease, rent, license, sublicense or otherwise distribute the Mobile Messenger Services to any entity other than Customer, except with the prior, express written consent of Mobile Messenger, in Mobile Messenger’ sole discretion. Notwithstanding any subcontracting by the Customer of any of its obligations under this Agreement, the Customer shall remain liable for performing those obligations.

10.2	The Customer acknowledges that Mobile Messenger shall be entitled, by notice in writing to the Customer, to assign any or all of its rights and obligations under this Agreement to any third party.

10.3	The parties to this Agreement do not intend that any terms of this Agreement should be enforceable by any person or entity who or which is not a party to this Agreement.

11	Indemnity

The Customer shall indemnify Mobile Messenger and its officers, employees, agents or contracting carriers (collectively, the “Indemnified Parties”) and keep the Indemnified Parties fully and effectively indemnified against all costs, claims, demands, damages, liabilities, actions and proceedings, Including reasonable attorneys’ fees, made by any person or entity (Including, without limitation, any Regulator) arising out of or in connection with (a) any breach of this Agreement by Customer, or (b) the provision or use of the Services by any person or (c) the conduct of Customer’s business. In addition, Customer agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, demands, damages, liabilities, actions and proceedings, Including reasonable attorneys’ fees, arising out of any claim or proceeding brought against an Indemnified Party alleging that information supplied or transmitted by Customer or its employees or agents through the Mobile Messenger Services (a) infringes, misappropriates or interferes with the intellectual property rights of any third party, or (b) contains or consists of privileged, private, defamatory, libelous, slanderous, pornographic, or obscene materials or information. Supply or transmission of such information also shall be grounds for Mobile Messenger, in its sole discretion, to terminate immediately this Agreement without a notice or opportunity for cure.

12	Suspension and Termination

12.1	Mobile Messenger may in its sole discretion suspend provision of the Services at any time in the event that:

(a)	Mobile Messenger is entitled to terminate these Terms and Conditions;

(b)	Mobile Messenger is obliged or advised to comply with an order, instruction, directive or request of the government, Regulator, court or other competent authority;

(c)	Mobile Messenger has reason to believe that the Customer is in breach of any of its obligations under these Terms and Conditions

(d)
the services of one or more of the Network Operators upon which the provision of Services hereunder is dependent suspends its provision of those services to Mobile Messenger under the terms of its or their relevant agreement(s) with Mobile Messenger; or

(e)	any payment due to Mobile Messenger hereunder is outstanding after the due date for payment.

12.2
Where Mobile Messenger determines in its discretion it is practicable to do so, then Mobile Messenger shall effect any such suspension only in respect of those Services which are affected by the matters referred to in the above sub-Clauses. Mobile Messenger will use reasonable endeavors to notify Customer in advance of any suspension of the Services effected under these Terms and Conditions.

12.3	These Terms and Conditions may be terminated prior to expiration of the Term by notice in writing as follows:

(a)
by either party in the event the other has failed to perform any material obligation required to be performed under these Terms and Conditions and such failure is not corrected within thirty (30) days from receipt of written notice advising of such failure from the other party, which notice shall make reference to this Clause;

(b)	by the Customer in respect of any specific Service Addendum and the Services which are the subject thereof (but not any other. Service Addendum or Services):

(i)	where an applicable Service Level Agreement expressly permits termination in respect of the relevant Service Addendum and Services; or

(ii)
in the event that a Price Change Notice is served under Clause 5.2, provided that the Customer gives written notice of termination to Mobile Messenger no later than the later of (i) the date when the price change which is the subject of the Price Change Notice is scheduled to take effect, as specified in the relevant Price Change Notice, and (ii) fourteen days from the date of the Price Change Notice;

(c)
by Mobile Messenger by immediate notice in the event that one or more of the Network Operators upon which the provision of Services hereunder is dependent terminates its provision of those services to Mobile Messenger under the terms of its or their relevant agreement(s) with Mobile Messenger; or

(d)
by Mobile Messenger, in respect of any specific Service Addendum and the Services which are the subject of it (but, for the avoidance of doubt, not any other Service Addendum or Services), in the event that any modification to Mobile Messenger’s existing Network Operator contracts or any change in any law, regulation or code of conduct makes the provision of such Services illegal or contrary to such law, regulation or code of conduct, prohibitively difficult, or prohibitively expensive for Mobile Messenger, in Mobile Messenger’ sole discretion;

(e)	by Mobile Messenger by immediate notice in the event that the Customer is in material breach of its obligations under Clause 3.1 or 3.2;

(f)
by either party in the event that the other party institutes or has instituted against it any proceedings seeking relief, reorganization or arrangement under any laws relating to insolvency or bankruptcy, which proceedings are not dismissed within sixty (60) days, or upon any assignment for benefit of creditors, appointment of a receiver, liquidator or trustee, of either party’s property or assets, or upon the liquidation, dissolution or winding up of either party’s business, or shall suffer anything analogous to these matters to occur to him or it; or

(g)	by either party in the event that the other party is prevented from performing its obligations under these Terms and Conditions pursuant to Clause 16.1 for a period of 30 days or more; or

(h)
by either party in the event that any payment due hereunder is not paid by the other party within 30 days following the date when it is required to be paid in accordance with these Terms and Conditions.

12.4
Upon termination or expiration of these Terms and Conditions the Customer shall deliver to Mobile Messenger all material containing any of the Confidential Information of Mobile Messenger within fourteen (14) days of such termination or expiration or, at the option of Mobile Messenger, a statement confirming that such copies have been destroyed, and Mobile Messenger shall return to the Customer all material provided in documentary form by the Customer to Mobile Messenger containing information in the nature of Confidential Information of the Customer which it holds; provided that (a) Mobile Messenger shall not be obliged to return such material to the Customer where in doing so Mobile Messenger would be likely to compromise the confidentiality of any other person’s confidential information); and (b) Mobile Messenger shall be entitled to retain and use all Confidential Information of the Customer Including but not limited to MSISDN numbers provided by the Customer to Mobile Messenger as part of the Customer Data or Customer Content notwithstanding termination of these Terms and Conditions for so long and to the extent required by Mobile Messenger in connection with the performance by Mobile Messenger of obligations owed to Network Operators or Regulators or in order to satisfy legal or regulatory requirements.

13	Term

13.1	These Terms and Conditions shall continue in force until the expiration or termination of all of the Addenda.

13.2	Unless earlier terminated in accordance with these Terms and Conditions, each Addendum shall continue until:

(a)	such date, or the expiry of such period, as is specified in the Addendum; or, in the absence thereof

(b)	the service by either party of at least ninety (60) days’ written notice to the other party, such notice to expire no earlier than the first anniversary of that Addendum’s Commencement Date.

14	Announcement

Any public announcement regarding these Terms and Conditions and/or the subject matter of these Terms and Conditions shall be agreed in writing in advance by the Parties.

15	Data Protection

15.1
The Customer warrants and undertakes that it shall comply with all applicable laws and regulations in relation to the provision of its Services, and in particular but without limitation Customer shall comply with the all applicable data protection and privacy laws.

15.2
Mobile Messenger warrants and undertakes that without prejudice to any duties it may owe to other customers, or rights it may otherwise have acquired, it will not use Customer Data (or Customer Content) other than for the purposes expressed in, and in accordance with, these Terms and Conditions.

16	Force Majeure

16.1	Either party’s performance of any part of these Terms and Conditions, other than payment obligations, shall be excused to the extent that it is hindered, delayed or otherwise made impractical by:

(a)	the acts or omissions of the other party or any Network Operator;

(b)
flood, fire, earthquake, strike, stoppage of work, or riot, failure or diminishment of power or of telecommunications or data networks or services not under the control of a party, governmental or military acts or orders or restrictions, terrorist attack; or

(c)
any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of that party and not caused by the negligence of the non-performing party (collectively referred to as “force majeure conditions” below).

16.2
If any such force majeure condition(s) occur(s), the non-performing party shall make reasonable efforts to notify the other party of the nature of any such condition and the extent of the delay, and shall make reasonable, good faith efforts to resume performance as soon as possible.

17	General

17.1
These Terms and Conditions, Including their Schedules and each Addendum constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. These Terms and Conditions supersede all prior and contemporaneous agreements, representations and understandings between the parties regarding the subject matter hereof. The Terms and Conditions and any provision hereof may be amended only by a writing signed by both parties. If Customer orders the Mobile Messenger Services through its purchase order, that purchase order shall be deemed to Incorporate these Terms and Conditions by reference, and any pre-printed clauses on Customer’s purchase order form shall be deemed deleted and of no force and effect. If any provision of these Terms and Conditions is found to be invalid or unenforceable, such provision shall be severed from these Terms and Conditions and the remainder of these Terms and Conditions shall be interpreted so as best to reasonably effect the intent of the parties hereto.

17.2	Subject to Clause 2.5, any amendment to these Terms and Conditions must be in writing signed by or on behalf of both parties.

17.3
No waiver of any provision of these Terms and Conditions by either party shall be effective unless made in writing. Any waiver made by such party of any term or condition of these Terms and Conditions shall not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof.

17.4	Any notice under this Agreement shall be in writing and sent:

(a)
where the notice is served pursuant to (i) Clause 1.1.15, 2.5, 3.1, 3.2, 5.1 or 5.2 or (ii) the PSMS Terms and Conditions, by email, addressed to the recipient’s email address specified in the Addendum (provided a copy of such email is retained by the sending party, and made available to the recipient if it is reasonably requested), or to such other email address as is notified by the recipient from time to time by email sent in accordance with this Clause 17.4(a), with a confirming copy by regular mail; or

(b)
where the email address above is determined to be non-working at the time of transmission of notice, and where the notice is served pursuant to any other provision of these Terms and Conditions, Including, without limitation, Clause 2.5(b), 10.2, 12.3, 13.2 or 16.2, by certified or registered mail, postage prepaid, return receipt requested, to such party at the address for such party set out at the beginning of these Terms and Conditions or to such other address as such party has for the time being notified to the other in accordance with this Paragraph 17.4(b).

17.5
If any portion of these Terms and Conditions is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of these Terms and Conditions shall remain in effect in accordance with its terms as modified by such deletion.

17.6
Except as otherwise expressly provided, any remedy provided for in these Terms and Conditions is deemed cumulative with, and not exclusive of, any other remedy provided for in these Terms and Conditions or otherwise available at law or in equity, and the exercise of any remedy shall not preclude the exercise of any other remedy. Should suit be brought to enforce or interpret any part of these Terms and Conditions, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees and costs of suit Incurred therein and in any appeal.

17.7
The relationship of the Parties established by these Terms and Conditions and the performance hereof is that of independent contractors, and these Terms and Conditions does not create an agency, partnership or joint venture relationship between the Parties.

17.8
These Terms and Conditions are governed by and shall be construed in accordance with the laws of the State of California, United States of America, irrespective of its choice of law or conflict of law prInciples. Any dispute of any kind arising out of or relating to these Terms and Conditions shall be brought exclusively in the California State courts or the United States District Court for the Northern District of California. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to these Terms and Conditions.

17.9	These Terms and Conditions may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.10
If any provision of these Terms and Conditions is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The Parties further agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the Parties’ intent and to be bound by mutually agreed substitute provision.